Exhibit 10.1

CONFIDENTIAL AND PRIVILEGED March 21, 2017 Hand Delivery Michael Knell 74 Lester Lane Weymouth, MA 02188	40 Manning Road Billerica, MA 01821, USA Tel. +1 (978) 663-3860 Fax +1 (978) 667-5993 info@bruker.com www.bruker.com

Project Completion Agreement

Dear Mike:

This letter serves to follow up on your meeting with Tony Mattacchione on March 21, 2017 and subsequent discussions thereafter, whereby Bruker Corporation (“Bruker”) agreed to accept your resignation and announce your intent to pursue a new employment opportunity, subject to your acceptance of the terms set forth herein. This letter agreement and release of claims (“Agreement”) lays out the terms of your separation and our mutual promises to each other.

Project Completion

As you know, a condition to receiving your ICP bonus is that you be employed as of the day of payout. Bruker will decide to accept your resignation effective March 31, 2017 and, because you indicated that you would be willing to remain employed through April 21, 2017, if you are amenable to the terms of this letter, we are willing to place you on a paid administrative leave effective April 1 to April 21, 2017. With the exception of the Project Completion goals and objectives outlined in this letter, you will be relieved of your regular job duties effective April 1, 2017 and will no longer have access to Bruker systems or facilities after that date. The period from now until April 21, 2017 (or such earlier date as determined by Bruker in its sole discretion) will be referred to as the “Transition Period”.

Bruker is willing to continue your employment through the Transition Period to meet the goals, objectives, and conditions outlined below. Should you successfully complete the Transition Period, you will receive the equivalent of your 2016 ICP bonus payout (Sixty-Eight Thousand Seven Hundred Eighty-Seven Dollars and Fifty-Five Cents, ($68,787.55)) as “Retention Pay” and have the opportunity to receive additional severance benefits, in exchange for a release in a form acceptable to Bruker.

Specific Goals/Objectives for Project Completion: During the Transition Period, we expect you to complete the following transition tasks (“Project Completion”):

1.     Ad-hoc technical accounting research

2.     Performance appraisals for staff

3.     Business combinations — purchase accounting, valuations with KPMG

4.     Coordinate employee communication directly with Justin Fossbender

5.     Perform other duties as required for successful project transition.

General Conditions: In order to be eligible for the opportunity to receive the Retention Pay and the severance benefits described herein, you understand the following conditions will be in place:

You perform your job transition duties and coordinate directly with Tony Mattacchione and Justin Fossbender to complete tasks.

You will not continue with Project Completion if any one of the following occurs:

(a)   You enter into an employment disability status (i.e., STD, LTD), so long as permissible under applicable law;

(b)   You voluntarily resign your employment from Bruker prior to completion of your assigned goals/objectives or the end of the Transition Period;

(c)   You transfer out of your current position to another position outside of Bruker Corporate Finance before the end of the Transition Period;

(d)   You are on an active performance improvement plan; or

(e)   Your employment is terminated for “cause” (defined to include, but not be limited to, neglect of duty, criminal conduct connected with employment or which demonstrates unfitness for employment, material violation of Bruker’s employment policies, poor performance or misconduct) during the Transition Period.

Outplacement Services

Bruker agrees to pay up to a maximum of Six Thousand Dollars ($6,000.00) for up to four (4) months of Comprehensive Outplacement Services with Keystone Partners. We have enclosed additional information describing this benefit from our vendor, Keystone Partners. You may begin utilizing these services immediately upon execution of this Agreement.

Severance Pay and Insurance Continuation Following Transition Period

In addition, should you remain employed in good standing at the end of the Transition Period, we will provide you with severance pay and other benefits in exchange for a Release Agreement to be provided towards the end of the Transition Period. You will receive twenty-six (26) weeks of pay for your Bruker service and health insurance continuation of twenty-six (26) weeks at Bruker’s expense. You must sign the Release Agreement no earlier than your last day of actual work in a form acceptable to Bruker. You will receive this Release Agreement prior to your last day of work, but you will not be asked to sign it until after the end of your Transition Period.

Employee Patent and Confidentiality Agreement

According to the Employee Patent and Confidentiality Agreement you previously signed (Exhibit A), you are bound to a non-competition and non-solicitation clause of one (1) year from your separation date. You acknowledge that the obligations described in the Employment Agreement and Employee Patent & Confidentiality Agreement survive this Agreement and that you continue to be bound thereto.

Release

In return for the opportunity to resign and serve out a Transition Period (and thus receive the ICP), the Outplacement services and other benefits being offered to you at this time, you agree to release Bruker, and its officers, directors, employees, and agents (in this paragraph collectively referred to as the “released parties”) from any and all liability or claims, of any nature. The claims you are releasing include but are not limited to those arising under any federal, state or local human rights, civil rights, employment, wage-hour, pension or labor laws, rules and/or regulations, public policy, contract or tort laws, or any claim for misrepresentation, defamation or invasion of privacy, or otherwise. You also release Bruker from any claim for retaliation, constructive or wrongful discharge, any claim that Bruker dealt with you unfairly or any other claims arising under common law. You understand that you are releasing claims pursuant to M.G.L. Chapter 149 including but not limited to claims for untimely, underpayment, or non-payment payment of wages (§§148 and 151), discrimination and/or retaliation for seeking to enforce your wage and hour rights (§148A), misclassification as an independent contractor (§148B), improper withholdings or deductions (§§150C, 152), tip or service charge related claims (§152A), and claims pursuant to M.G.L. Chapter 151 relating to minimum wage (§§1, 19), discrimination and/or retaliation for seeking to enforce your rights under Chapter 151, and/or overtime pay (§§1A, 1B). You hereby acknowledge and understand that this is a General Release, and that this means you are giving up your right to sue the Company for any and all claims, including but not limited to the specific claims mentioned in this paragraph.

This release covers claims that you know about, and those that you may not know about, up through the date of this Agreement. This release includes claims for attorney’s fees, costs, and interest. You promise further that as of the date on which you signed this release, you have not brought any claims of the type released against any of the released parties. You agree that you are not otherwise entitled to the benefits being offered to you in this Agreement. The furnishing of consideration under this Agreement will not be deemed an admission of liability or wrongdoing by Bruker. By signing this Agreement, neither you nor Bruker is admitting any wrongdoing. You release all types of relief available in any of the released claims including all types of damages and attorney’s fees. You agree that you are responsible for your own attorney’s fees. While you agree and understand that this is a general release of all claims through the date of your signing it, this Agreement does not prohibit you from filing a charge with, communicating with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination (“MCAD”), or any other federal, state or local governmental agency or entity. You also understand and agree that although you may file such a charge or participate in any such investigation or proceeding, you shall not be entitled to receive any award or damages, to the extent consistent with applicable law. This Agreement does not release any rights which may not legally be waived or released.

Time to Consider this Agreement

You acknowledge that you have had a reasonable time to consider this Agreement, that you understand it, and that you have voluntarily decided to accept the terms of this Agreement. If you decide not to accept this Agreement on or before 5:00 PM on Thursday, March 23, 2017, the offers made herein will expire and be withdrawn.

Confidentiality

You agree that you will not disclose the terms of this Agreement to any person or entity other than your spouse/significant other, legal counsel, and tax advisors, subject to their agreement to be bound by this confidentiality provision.

Employment At-Will

Nothing in this document is meant to create a contract for employment for any specific period of time. You will remain an “employee at- will” and either you or Bruker may terminate the relationship at any time with or without cause or notice. This Agreement does not alter the terms of your Employee Patent and Confidentiality Agreement.

If you choose to agree to all of the above, please sign and return a copy of this Agreement to me no later than Thursday, March 23, 2017 before 5:00 PM ET, the expiration date for this offer. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Justin Fossbender

Justin Fossbender

Vice President — Corporate Human Resources

I have read and understood this Agreement and by signing below, voluntarily accept its terms.

Agreed to:

/s/ Michael Knell	effective 3/23/17

Michael Knell	Date